Exhibit 99.1

Press Release

Universal Display Contact:
Darice Liu
investor@oled.com
media@oled.com
+1 609-964-5123

Universal Display Corporation Announces Second Quarter 2023 Financial Results

EWING, N.J. – August 3, 2023 – Universal Display Corporation (Nasdaq: OLED), enabling energy-efficient displays and lighting with its UniversalPHOLED® technology and materials, today reported financial results for the second quarter ended June 30, 2023.

“We are pleased with our solid performance and results in the second quarter. Our full year revenue projections are aligning closely to prior expectations, and we have narrowed our guidance accordingly,” said Brian Millard, Vice President and Chief Financial Officer of Universal Display Corporation. “The OLED industry continues to lay the groundwork for promising growth in 2024 and beyond as the OLED IT adoption wave is poised to commence. As a key enabler in the ecosystem, we continue to support the market's growth by leveraging our nearly three decades of innovation and know-how, investing in new and next-generation OLED solutions, and delivering increasing value to our customers.”

Financial Highlights for the Second Quarter of 2023

•
Total revenue in the second quarter of 2023 was $146.6 million as compared to $136.6 million in the second quarter of 2022.

•
Revenue from material sales was $77.1 million in the second quarter of 2023 as compared to $71.9 million in the second quarter of 2022. This increase was primarily due to greater sales volumes of our emitter material.
•
Revenue from royalty and license fees was $64.4 million in the second quarter of 2023 as compared to $60.3 million in the second quarter of 2022. This increase was primarily the result of higher sales volume of material.
•
Cost of material sales was $28.6 million in the second quarter of 2023 as compared to $25.0 million in the second quarter of 2022.
•
Total gross margin was 78% in the second quarter of 2023 as compared to 80% in the second quarter of 2022. Shannon facility costs of $3.9 million during the second quarter of 2023 contributed to a 2% decrease in total gross margin between periods.
•
Operating income was $58.6 million in the second quarter of 2023 as compared to $53.3 million in the second quarter of 2022.
•
Net income was $49.7 million or $1.04 per diluted share in the second quarter of 2023 as compared to $41.5 million or $0.87 per diluted share in the second quarter of 2022.

Revenue Comparison

($ in thousands)	Three Months Ended June 30,
	2023	2022
Material sales	$77,107	$71,869
Royalty and license fees	64,399	60,278
Contract research services	5,059	4,414
Total revenue	$146,565	$136,561

Cost of Materials Comparison

($ in thousands)	Three Months Ended June 30,
	2023	2022
Material sales	$77,107	$71,869
Cost of material sales	28,570	25,022
Gross margin on material sales	48,537	46,847
Gross margin as a % of material sales	63%	65%

Financial Highlights for the First Half of 2023

•
Total revenue in the first half of 2023 was $277.0 million as compared to $287.0 million in the first half of 2022, reflective of lower revenue in the first quarter of the year.
•
Revenue from material sales was $147.3 million in the first half of 2023 as compared to $158.6 million in the first half of 2022. The decline in material sales revenue was primarily due to reduced sales volumes of material sold during the first quarter of the year.
•
Revenue from royalty and license fees was $119.6 million in the first half of 2023 as compared to $120.1 million in the first half of 2022.
•
Cost of material sales was $58.1 million in the first half of 2023 as compared to $54.9 million in the first half of 2022 primarily due to Shannon facility costs of $8.6 million and inventory provisions of $4.1 million, partially offset by reduced sales volumes in the first half of 2023 compared to the first half of 2022.
•
Total gross margin was 76% in the first half of 2023 as compared to 79% in the first half of 2022. Shannon facility costs of $8.6 million and the inventory provision of $4.1 million in 2023 contributed to the 3% decrease in total gross margin between periods.
•
Operating income was $104.0 million in the first half of 2023 as compared to $115.6 million in the first half of 2022.
•
Net income was $89.5 million or $1.87 per diluted share in the first half of 2023 compared to $91.5 million or $1.92 per diluted share in the first half of 2022.

Revenue Comparison

($ in thousands)	Six Months Ended June 30,
	2023	2022
Material sales	$147,297	$158,560
Royalty and license fees	119,609	120,080
Contract research services	10,126	8,391
Total revenue	$277,032	$287,031

Cost of Materials Comparison

($ in thousands)	Six Months Ended June 30,
	2023	2022
Material sales	$147,297	$158,560
Cost of material sales	58,058	54,942
Gross margin on material sales	89,239	103,618
Gross margin as a % of material sales	61%	65%

2023 Revised Guidance

The Company has increased the lower end of its previous revenue guidance and believes that 2023 revenue will be in the range of $560 million to $600 million.

Dividend

The Company also announced a third quarter cash dividend of $0.35 per share on the Company’s common stock. The dividend is payable on September 29, 2023 to all shareholders of record as of the close of business on September 15, 2023.

Conference Call Information

In conjunction with this release, Universal Display will host a conference call on Thursday, August 3, 2023 at 5:00 p.m. Eastern Time. The live webcast of the conference call can be accessed under the events page of the Company's Investor Relations website at ir.oled.com. Those wishing to participate in the live call should dial 1-877-524-8416 (toll-free) or 1-412-902-1028. Please dial in 5-10 minutes prior to the scheduled conference call time. An online archive of the webcast will be available within two hours of the conclusion of the call.

About Universal Display Corporation

Universal Display Corporation (Nasdaq: OLED) is a leader in the research, development and commercialization of organic light emitting diode (OLED) technologies and materials for use in display and solid-state lighting applications. Founded in 1994 and with subsidiaries and offices around the world, the

Company currently owns, exclusively licenses or has the sole right to sublicense more than 6,000 patents issued and pending worldwide. Universal Display licenses its proprietary technologies, including its breakthrough high-efficiency UniversalPHOLED® phosphorescent OLED technology that can enable the development of energy-efficient and eco-friendly displays and solid-state lighting. The Company also develops and offers high-quality, state-of-the-art UniversalPHOLED materials that are recognized as key ingredients in the fabrication of OLEDs with peak performance. In addition, Universal Display delivers innovative and customized solutions to its clients and partners through technology transfer, collaborative technology development and on-site training. To learn more about Universal Display Corporation, please visit https://oled.com/.

Universal Display Corporation and the Universal Display Corporation logo are trademarks or registered trademarks of Universal Display Corporation. All other company, brand or product names may be trademarks or registered trademarks.

# # #

All statements in this document that are not historical, such as those relating to the projected adoption, development and advancement of the Company’s technologies, and the Company’s expected results, as well as the growth of the OLED market and the Company’s opportunities in that market, are forward-looking financial statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this document, as they reflect Universal Display Corporation’s current views with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated. These risks and uncertainties are discussed in greater detail in Universal Display Corporation’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, including, in particular, the section entitled “Risk Factors” in Universal Display Corporation’s Annual Report on Form 10-K for the year ended December 31, 2022. Universal Display Corporation disclaims any obligation to update any forward-looking statement contained in this document.

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UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in thousands, except share and per share data)

	June 30, 2023	December 31, 2022
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$93,470	$93,430
Short-term investments	465,679	484,345
Accounts receivable	109,390	92,664
Inventory	175,855	183,220
Other current assets	33,753	45,791
Total current assets	878,147	899,450
PROPERTY AND EQUIPMENT, net of accumulated depreciation of $130,099 and $117,118	157,566	143,445
ACQUIRED TECHNOLOGY, net of accumulated amortization of $178,459 and $189,671	98,216	38,382
OTHER INTANGIBLE ASSETS, net of accumulated amortization of $9,696 and $8,989	7,592	8,247
GOODWILL	15,535	15,535
INVESTMENTS	211,361	259,861
DEFERRED INCOME TAXES	70,364	58,161
OTHER ASSETS	102,074	109,739
TOTAL ASSETS	$1,540,855	$1,532,820
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$7,330	$9,519
Accrued expenses	35,072	51,002
Deferred revenue	29,732	45,599
Other current liabilities	8,598	29,577
Total current liabilities	80,732	135,697
DEFERRED REVENUE	18,410	18,279
RETIREMENT PLAN BENEFIT LIABILITY	60,707	59,790
OTHER LIABILITIES	42,240	43,685
Total liabilities	202,089	257,451
SHAREHOLDERS’ EQUITY:
Preferred Stock, par value $0.01 per share, 5,000,000 shares authorized, 200,000 shares of Series A Nonconvertible Preferred Stock issued and outstanding (liquidation value of $7.50 per share or $1,500)	2	2
Common Stock, par value $0.01 per share, 200,000,000 shares authorized, 48,706,932 and 49,136,030 shares issued, and 47,341,284 and 47,770,382 shares outstanding, at June 30, 2023 and December 31, 2022, respectively	487	491
Additional paid-in capital	686,501	681,335
Retained earnings	709,372	653,277
Accumulated other comprehensive loss	(16,312)	(18,452)
Treasury stock, at cost (1,365,648 shares at June 30, 2023 and December 31, 2022)	(41,284)	(41,284)
Total shareholders’ equity	1,338,766	1,275,369
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,540,855	$1,532,820

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
REVENUE:
Material sales	$77,107	$71,869	$147,297	$158,560
Royalty and license fees	64,399	60,278	119,609	120,080
Contract research services	5,059	4,414	10,126	8,391
Total revenue	146,565	136,561	277,032	287,031
COST OF SALES	32,139	27,239	65,109	60,402
Gross margin	114,426	109,322	211,923	226,629
OPERATING EXPENSES:
Research and development	32,318	28,197	63,741	54,742
Selling, general and administrative	17,077	19,869	32,473	40,931
Amortization of acquired technology and other intangible assets	3,994	5,502	6,885	11,000
Patent costs	2,229	2,259	4,484	4,057
Royalty and license expense	169	181	333	335
Total operating expenses	55,787	56,008	107,916	111,065
OPERATING INCOME	58,639	53,314	104,007	115,564
Interest income, net	6,198	1,583	13,165	1,874
Other (loss) income, net	(784)	89	(1,487)	55
Interest and other income, net	5,414	1,672	11,678	1,929
INCOME BEFORE INCOME TAXES	64,053	54,986	115,685	117,493
INCOME TAX EXPENSE	(14,375)	(13,484)	(26,168)	(26,021)
NET INCOME	$49,678	$41,502	$89,517	$91,472
NET INCOME PER COMMON SHARE:
BASIC	$1.04	$0.87	$1.87	$1.92
DILUTED	$1.04	$0.87	$1.87	$1.92
WEIGHTED AVERAGE SHARES USED IN COMPUTING NET INCOME PER COMMON SHARE:
BASIC	47,572,971	47,393,830	47,548,404	47,381,864
DILUTED	47,618,115	47,457,892	47,593,657	47,451,354
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.35	$0.30	$0.70	$0.60

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in thousands)

	Six Months Ended June 30,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$89,517	$91,472
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	13,207	11,529
Amortization of intangibles	6,885	11,000
Amortization of premium and discount on investments, net	(6,845)	(1,027)
Stock-based compensation to employees	10,479	14,282
Stock-based compensation to Board of Directors and Scientific Advisory Board	841	774
Deferred income tax benefit	(12,782)	(2,282)
Retirement plan expense, net of benefit payments	1,397	2,718
Decrease (increase) in assets:
Accounts receivable	(16,726)	32,706
Inventory	7,365	(31,475)
Other current assets	12,038	(17,296)
Other assets	7,665	7,522
Increase (decrease) in liabilities:
Accounts payable and accrued expenses	(17,651)	(7,126)
Other current liabilities	(20,811)	(3,343)
Deferred revenue	(15,736)	(27,954)
Other liabilities	(1,445)	4,630
Net cash provided by operating activities	57,398	86,130
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(27,274)	(21,336)
Purchases of intangibles	(66,063)	(12)
Purchases of investments	(115,048)	(287,919)
Proceeds from sale and maturity of investments	190,907	161,530
Net cash used in investing activities	(17,478)	(147,737)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	971	847
Payment of withholding taxes related to stock-based compensation to employees	(7,429)	(8,844)
Cash dividends paid	(33,422)	(28,493)
Net cash used in financing activities	(39,880)	(36,490)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	40	(98,097)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	93,430	311,993
CASH AND CASH EQUIVALENTS, END OF PERIOD	$93,470	$213,896
Supplemental disclosures:
Unrealized gain (loss) on available-for-sale securities	$1,848	$(7,095)
Common stock issued to Board of Directors and Scientific Advisory Board that was earned and accrued for in a previous period	300	300
Net change in accounts payable and accrued expenses related to purchases of property and equipment	(54)	611
Cash paid for income tax	59,849	25,949